Exhibit 99.3

FOR IMMEDIATE RELEASE

Rice Energy Enters into Stalking Horse Asset Purchase Agreement to Acquire 27,400 Net Undeveloped Marcellus Acres

CANONSBURG, Pa., April 12, 2016 /PRNewswire/ - Rice Energy Inc. (NYSE: RICE) (“Rice Energy”) today announced that it has entered into a stalking horse asset purchase agreement (“asset purchase agreement”) with a subsidiary of Alpha Natural Resources, Inc. (“Alpha”) to acquire Marcellus and Utica assets in central Greene County, Pennsylvania for $200 million in cash, subject to purchase price adjustments.

Pursuant to the terms of the asset purchase agreement, Rice Energy will acquire leasehold interest in approximately 27,400 net undeveloped Marcellus acres, plus an additional 3,200 gross acres owned in fee that are leased to Rice Energy and currently generating royalty cash flow. In addition, the aforementioned acreage includes rights to the deep Utica on 23,500 net acres.

Toby Rice, President and Chief Operating Officer, commented, “This prospective acreage acquisition is consistent with our strategy of acquiring core acreage with strong returns, an attractive lease expiry profile and undedicated midstream. This core acreage is directly adjacent to our existing proved developed Marcellus position in Greene County and increases our inventory of low-risk, core dry gas Marcellus locations by 37%. Additionally, the producing royalty interests and the emerging deep Utica acreage provide a compelling mix of near-term cash flows and long-term significant resource potential.”

On August 3, 2015, Alpha, and certain of its wholly-owned subsidiaries filed voluntary petitions to reorganize under Chapter 11 of the United States Bankruptcy Code. Through the chapter 11 proceeding, Alpha is conducting a sale of these assets pursuant to section 363 of the Bankruptcy Code. Rice Energy and Alpha intend for the proposed asset purchase agreement to constitute a “stalking horse bid” in accordance with the bidding procedures approved by the bankruptcy court; however, Rice Energy’s bid protections, such as certain break up fees and expense reimbursements, are subject to court approval. If Rice Energy’s “stalking horse bid” is approved by the bankruptcy court, Alpha may be required to hold an auction for these assets before we can consummate the acquisition. Consummation of the acquisition would be subject to Rice Energy’s being selected as the successful bidder in any such auction and bankruptcy court approval.

Court documents and additional information are available through Alpha’s claims agent, Kurtzman Carson Consultants LLC, at https://www.kccllc.net/alpharestructuring.

Jones Day, Jackson Kelly PLLC and Hunton & Williams LLP are serving as Alpha’s legal advisors and Rothschild is serving as its financial advisor. Vinson & Elkins L.L.P. is serving as Rice Energy’s legal advisor and Lazard is serving as its financial advisor.

Please visit www.riceenergy.com to view a presentation containing supplemental information.

About Rice Energy

Rice Energy Inc. is an independent natural gas and oil company engaged in the acquisition, exploration and development of natural gas and oil properties in the Appalachian Basin.

For more information, please visit our website at www.riceenergy.com.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than historical facts included in this release that address activities, events or developments that we expect or anticipate will or may occur in the future are forward-looking statements. Specifically, expectations regarding the announced transaction, such as the timing of the closing, are forward-looking statements. All forward-looking statements speak only as of the date of this release. Although we believe that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

We caution you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering and sale of natural gas and oil. These risks include, but are not limited to: commodity price volatility; inflation; lack of availability of drilling and production equipment and services; environmental risks; drilling and other operating risks; regulatory changes; the uncertainty inherent in estimating natural gas reserves and in projecting future rates of production, cash flow and access to capital; and the timing of development expenditures. Information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by us will be realized, or even if realized, that they will have the expected consequences to or effects on us, our business or operations. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Contact:

Julie Danvers, Director of Investor Relations

(832) 708-3437

Julie.Danvers@RiceEnergy.com

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